Exhibit 10.1

Executive Officer Separation Agreement

THIS EXECUTIVE OFFICER SEPARATION AGREEMENT (the “Separation Agreement”) is made and entered into and is effective as of this 16th day of June, 2025 (the “Effective Date”) by and between Applied DNA Sciences, Inc. (herein the “Employer” or “Company”) and Dr. James A. Hayward (herein “Employee”) and for good and valuable consideration including the mutual covenants contained herein, Employer and Employee agree as follows:

RECITALS

WHEREAS, Employee has been employed by Employer in the position of Chief Executive Officer since March 17, 2006;

WHEREAS, Employee has served on the Board of Directors from September 28, 2005 and has been Chairman of the Board of Directors from June 12, 2007;

WHEREAS, Employee’s employment with Employer is currently subject to an Employment Agreement effective July 1, 2016 (the “Employment Agreement”);

WHEREAS, Employee and Employer have agreed upon a mutual separation of Employee’s employment and are entering into this Separation Agreement in order to effectuate same;

WHEREAS, Employee and Employer are entering into this Separation Agreement in order to resolve any and all outstanding disputes that may exist or that could arise between Employee and Employer in connection with Employee’s separation of employment and in connection with any rights and obligations that may exist, or which may be in dispute under the Employment Agreement;

WHEREAS, Employer and Employee acknowledge that the terms and conditions of this Separation Agreement are fair and reasonable and promote the respective best interests of Employer and Employee;

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained herein, Employer and Employee agree as follows:

AGREEMENT

1.	Termination of Employment. In consideration of the mutual promises and covenants contained in this Separation Agreement, Employer’s employment of Employee is terminated by Employee’s resignation by retirement effective as of June 18, 2025 (“Separation Date”). Employee understands and agrees that regardless of whether Employee signs this Agreement, or not, Employee will be paid for all time worked and full benefits through the Separation Date, including, but not limited to, payment for accrued but unused vacation days, to the extent applicable, as provided by the Employer’s policy or state law. If Employee is currently covered by health insurance through the Employer, Employee (and any dependents, if covered), will have the right to continue coverage through COBRA (Consolidated Omnibus Budget Reconciliation Act), whether or not Employee signs this Agreement. Employee will receive information concerning COBRA rights and obligations under separate cover.

2.	Employment Agreement; Other Positions. Unless otherwise expressly superseded by this Separation Agreement, all obligations of Employee under the Employment Agreement which by their nature are intended to exist subsequent to the Separation Date, including without limitation Section 6, remain valid and enforceable. Employee represents and warrants that at all times hereto he has remained in compliance with all terms of the Employment Agreement. Effective as of the Separation Date, and except as may otherwise be requested by the Company in writing and agreed upon in writing by the Employee, the Employee is deemed to have resigned from any and all directorships, chairmanships, committee memberships, and any other positions the Employee holds with the Company or any of its affiliates, subsidiaries, ore related parties. The Employee’s execution of this Agreement will be deemed the grant by the Employee to the officers of the Company of a limited power of attorney to sign in the Employee’s name and on the Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations, and the Employee also hereby agrees to execute any documents that the Company determines necessary to effectuate such resignations.

3.	Payments. Subject to Employee’s compliance with the provisions of this Separation Agreement, and subject to the terms contained in this Separation Agreement, Employer will pay Employee or provide Employee with the following benefits in connection with the termination of his employment with Employer (the “Separation Benefits”):

A.	Separation Payments.

1.	In consideration of Employee’s obligations under this Separation Agreement, Employer shall pay to Employee the total gross amount of Four-Hundred-and-Fifty Thousand Dollars ($450,000) to be paid as seven (7) equal monthly payments of $37,500 and one final payment to occur on the eight month of $187,500 (the “Separation Payment”). Subject to this Separation Agreement becoming effective and Employee’s compliance with its terms, the first installment of the Separation Payment will be paid on or before July 15, 2025. Each monthly payment shall be made prior to the 15th of each applicable month.

2.	Any grants held by Employee under the Company’s 2005 Incentive Stock Plan, as amended and restated as of January 27, 2012 (the “Plan”), shall be governed by the Plan and any award agreements granted thereunder.

B.	COBRA Rights. Commencing on the Effective Date Employee may be entitled to group health insurance continuation benefits pursuant to the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any other statutory health insurance rights at his sole cost and expense. Separate notice of COBRA rights and an election form will be provided to Employee, as applicable. In the event that Employee timely elects COBRA continuing coverage, Employer will reimburse Employee the actual cost of COBRA continuing health coverage premiums incurred and to be paid by Employee for up to a maximum of eighteen (18) months from the Effective Date. If Employee does not timely elect COBRA continuing coverage, Employer shall not have any payment or reimbursement obligations. If Employee discontinues or cancels COBRA continuing coverage or if COBRA continuing coverage is otherwise terminated prior to the maximum period of 18 months, Employer shall not have any further reimbursement obligations. In the event that Employee becomes eligible for health care coverage under any other group health plan (including any employer sponsored plans), excluding Medicare, Employee shall promptly notify the Company of same, and Employer’s reimbursement obligations shall end on the date that Employee becomes eligible for such other health care coverage, regardless of whether Employee elects such other health care coverage. To the extent that any COBRA subsidies or other COBRA reductions or offsets to premiums apply during the pendency of any payment obligations of Employer, Employer shall be entitled to such subsidies, offsets and reductions.

C.	Benefit Plans. To the extent that Employee participated in any employee welfare benefit plans, retirement plans, 401(k) plans, profit sharing plans, employee welfare pension plans, deferred compensation plans, stock option plans or any other similar benefit program, Employee’s right to continue participation, vesting, distribution or other rights shall be governed and controlled by the specific terms, conditions and requirements of such plans. Any other applicable required notices to Employee will be separately provided. Employee acknowledges that he will refer to plan documents for further information concerning any rights under such plans. For the sake of clarity, any perquisites previously provided, if any, including but not limited to any automobile allowance, shall terminate as of the Separation Date.

D.	Indemnification; D&O Insurance. To the extent permitted by its Certificate of Incorporation and By-laws and subject to applicable law, the Employer will indemnify, defend and hold Executive harmless from and against any claim, liability or expense (including reasonable attorneys’ fees) made against or incurred by him as a result of his employment with the Employer or any subsidiary or other affiliate of the Employer, including service as an officer or director of the Employer or any subsidiary or other affiliate of the Employer. The Employer shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Term, in the same amount and to the same extent as the Employer covers its other officers and directors.

E.	Set-off. All amounts payable by Employer hereunder shall be subject to claims of set-off, counterclaim, recoupment, or other right Employer or any of its affiliates may have against Employee, including, specifically, any breach of the terms of this Separation Agreement. Employer acknowledges that as of the Effective Date it has no actual knowledge of any such claims.

F.	Death. If Employee dies prior to the payment of any of the amounts set forth in this Section, said amounts will be paid to Employee’s beneficiary in accordance with applicable law. In such event, Employee’s group health insurance benefits shall be terminated in accordance with the plan’s procedures in the event of death of an employee or under applicable law.

G.	No Other Benefits. Except as expressly set forth in this Section, Employee shall not be entitled to any other payments or benefits from Employer (inclusive of any right to payment under the Employment Agreement) or to participate in any Employee benefit program of the Employer on or after the Effective Date. Employee agrees that Employee has received full reimbursement for all business expenses owed to Employee by the Employer.

4.	Confidentiality and Release of Claims

A.	Confidentiality and Non-Disclosure. Employee acknowledges that his position with Employer was one of the highest trust and confidence, both by reason of Employee’s position and by reason of Employee’s access to and contact with trade secrets and confidential and proprietary business information of Employer, as well as information technology, during the term of the Employee’s employment.

Therefore, in consideration of the payments to be made by Employer to Employee hereunder, Employee covenants and agrees as follows:

i.	Employee will use his best efforts to protect and safeguard, and shall not use, directly or indirectly, for Employee’s own benefit or for the benefit of another, any Confidential Information (as hereinafter defined); and

ii.	Employee shall not disclose to any person or entity any Confidential Information, either directly or indirectly, whether or not for compensation or other remuneration, except as may be required by law.

As used in this Separation Agreement, the term “Confidential Information” shall include, but is not limited to, all business information, proprietary information and trade secrets of any nature which was maintained, generated, received, acquired or accessed by Employee during his term of employment and which is confidential in nature or is not generally known by the public or by third parties. “Confidential Information” also includes, without any limitations, the following: financial information, budgets, plans, data, trade secrets, computer software, information technology, technical information, research and development, product information, service information, processes, customer lists, consumer information, customer data, pricing information, sales information, marketing information, bid information, job or project information, contracts, insurance information, underwriting information, audit information, claims information, policy information, data processing, processes, formulas, designs, drafts, drawings, systems, specifications, means, methods, techniques, protocols, compilations, intellectual property, inventions and improvements, operational methods, business plans and strategies, market information, supplier information, vendor information, personnel matters and records, and any and all other matters, information and documentation that is sensitive, business, proprietary or confidential in nature. “Confidential Information” also includes any and all items that would be designated as trade secrets under any applicable federal or state law.

Additionally, Employee acknowledges and affirms that the confidentiality obligations and assignment of inventions/developments set forth in Section 6.1(d)-(g) of the Employment Agreement shall remain in effect and shall continue to be binding on Employee and said obligations shall survive Employee’s separation of employment with Employer. Employee expressly agrees to comply with any and all such confidentiality obligations in addition to any and all confidentiality obligations set forth in this Separation Agreement.

Notwithstanding any other language in this Agreement to the contrary, Employee understands that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order.

B.	Non-Disparagement. In consideration of the payments to be made by Employer to Employee hereunder, Employee agrees that he shall make no disparaging statements, whether verbal, written, or electronic, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of to the Employer, its affiliates, related companies, or any of their current or former respective management, officers, directors, shareholders, members, employees, agents, or representatives, or any of their products, services, divisions, or Employer’s business. In consideration of Employee’s obligations under this agreement, Employer agrees, on behalf of itself and its subsidiaries, that it shall refrain from issuing any disparaging statements or comments to any third party that would constitute actionable defamation with regard to Employee. Notwithstanding the foregoing, neither Employer nor Employee will be restricted from providing truthful and accurate information in legal proceedings about the other as required by a court or governmental agency or by applicable law.

C.	Injunction. Employee acknowledges and agrees that if he shall violate any of the provisions of this Section 4 with respect to nondisclosure, confidentiality and non-disparagement, as well as any provision of Section 6 of the Employment Agreement, Employer and its Affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which Employer may have under this Separation Agreement or Employment Agreement or as otherwise provided by law, Employer shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining Employee from committing any such violation under this Separation Agreement without the need to post a bond. Employee agrees that Employer shall be entitled to injunctive relief without proof of irreparable harm and that Employer shall have the right to seek any and all other available relief and damages and that all available remedies shall be cumulative and not exclusive.

D.	Employee Release of Claims. In consideration for the undertakings and promises of the Employer as set forth in this Separation Agreement, Employee on his own individual behalf and on behalf of Employee’s respective predecessors, heirs, successors and assigns, hereby releases and forever discharges the Employer and each of the Employer’s owners, employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as "Released Parties"), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys' fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has, or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, or attorneys' fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any legal restrictions on the Employer’s right to terminate employees, or any federal, state, local or other governmental statute, public policy, law, regulation, or ordinance, that pertains to the employment relationship, employee leave entitlements, the recording of hours worked, payment of wages, including minimum and overtime wages, or other remuneration, including but not limited to the following:

1.   any and all claims relating to or arising from Employee’s employment relationship with the Employer and the termination of that relationship;

2.   any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; bonus payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

3.   any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Pregnancy Workers Fairness Act; the Fair Labor Standards Act, including amendments thereto under the Providing Urgent Maternal Protections for Nursing Mothers Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the National Labor Relations Act; the Family and Medical Leave Act; the Sarbanes- Oxley Act of 2002; the Immigration Control and Reform Act; and any similar state or local statutes, ordinances, regulations or laws; any and all claims for violation of the federal or any state constitution; The Families First Coronavirus Response Act (FFCRA), the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); as amended and expanded by the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and related regulations and guidance; any and all claims arising out of any other federal, state, or local laws and regulations relating to employment or employment discrimination, harassment, or retaliation; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and any and all claims for attorneys’ fees and costs, to the extent permitted under applicable law.

4.   any and all claims, causes of action, rights, demands and amounts arising out of, related to, or in any way associated with the Employment Agreement. This includes, but is in no way limited to any and all contractual payments, contractual obligations, compensation, distributions, bonuses and any and all other amounts that may be due and owing and to which Employee may assert are due and owing under the terms of said Employment Agreement. Employee agrees that he will not assert against Employer (and the Released Parties) any claims, rights or causes of action pursuant to, arising out of or in any way related to the Employment Agreement.

Except for the Non-Releasable Claims (as defined below), Employee understands and agrees that Employee’s Release of Claims applies to all claims, whether known or presently unknown to Employee. Accordingly, Employee agrees and understands that Employee is waiving all rights that Employee may have under any laws that are intended to protect Employee from waiving unknown claims.

E.	Non-Releasable Claims. Nothing in this Agreement prevents Employee from filing a claim to enforce the terms of this Agreement. Notwithstanding the foregoing, Employee’s release does not release any claims that Employee cannot lawfully waive, including without limitation claims for unemployment benefits, or workers’ compensation benefits, and Employee represents that to the extent Employee suffered a work-related injury of which Employee was aware in the course of Employee’s employment with the Employer, Employee has already reported such injury to the Employer. Moreover, Employee’s release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA) or other government agency (“Government Agency”) or communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, as long as Employee does not personally seek reinstatement, damages, remedies, or other relief as to any claim herein released by Employee. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agency. This release also does not waive rights or claims which may arise after the date of this Agreement is signed, including but not limited to any breach of this Agreement.

F.	Opportunity to Review: Employee acknowledges that he has been given a full and fair opportunity to review this Separation Agreement and he has been specifically advised to consult with an attorney before executing this Separation Agreement, and that he has been allowed up to twenty-one (21) days to consider whether to accept the benefits of this Separation Agreement in return for the releases contained in this Separation Agreement. If Employee decides to execute the Separation Agreement before the expiration of the twenty-one (21) day period after presentment, Employee hereby certifies and represents that it was his own decision, made after adequate reflection concerning the purposes and effects of this Separation Agreement and that execution of this Separation Agreement was not coerced by the Released Parties or anyone acting on their behalf or in concert with them. Before execution of this Separation Agreement, Employee warrants and represents that he understands the reason for his employment separation and had the opportunity to discuss with representatives of Employer the terms, contents and conditions of this Separation Agreement. Consequently, Employee has fully informed himself and warrants and represents that he executed this Separation Agreement knowingly and voluntarily. This Separation Agreement may be revoked by Employee at any time within seven (7) days after the Separation Agreement’s execution by notifying the Employer’s Chief Legal Officer of the revocation of the acceptance of this Separation Agreement. If not revoked before the expiration of seven (7) days following its execution, this Separation Agreement will become effective and binding.

G.	Pending Claims Representation. Employee represents, acknowledges and confirms that he has not filed, joined or otherwise initiated any lawsuit, complaint, charge, demand or any other proceedings against Employer in any local, state or federal court or governmental agency or commission based upon any events or items occurring prior to and through the date of execution of this Separation Agreement. Employee expressly waives any right to damages or any other legal and equitable relief in connection with any legal proceedings, agency proceedings and any lawsuit that is filed in the future and which is in any way based upon the events occurring before execution of this Separation Agreement or which is in any way related to the claims, causes of action, damages and relief released herein. By executing this Agreement, to the fullest extent permissible pursuant to applicable law, the Employee waives and surrenders any right to become, and promises not to consent to become, a class member, class representative, or opt-in party of any class, representative, or collective action, or a private attorney general, whether before a court or jury or in arbitration, in which released Claims are asserted against any of the Released Parties. If, without the prior knowledge or consent of the Employee, the Employee is made a member of any such class or collective action in any proceeding, the Employee agrees immediately to opt out of the class or collective action at the first opportunity and to forego and not accept any personal relief in any such action. Nothing in this Agreement will be construed to affect Employee’s right to test the knowing and voluntary nature of this Agreement under the Older Worker Benefit Protection Act, 29 U.S.C. § 626(f).

H.	Continuing Obligations of Employee. In addition to any continuing obligations or surviving obligations that are specifically addressed in this Separation Agreement or the Employment Agreement, or that are otherwise applicable as a matter of law, Employee expressly agrees, represents and warrants that he will comply with any and all applicable rules, laws, policies, regulations, directives and orders which may be applicable to him and which may have existed by virtue of his position as an Executive Officer with Employer and that, to the fullest extent applicable, Employee shall continue to comply with same. Employee further acknowledge, represents and warrants that he has not been requested by Employer and has not been induced by Employer to breach any legal obligations or regulatory obligations that may be applicable to Employer or to Employee by virtue of his Executive Officer position with Employer and whether or not arising during Employee’s employment with Employer or in connection with this Separation Agreement. Additionally, Employee represents and warrants that he has complied with any and all applicable legal and regulatory obligations during his employment with Employer and that, during the course and scope of his employment with Employer, he did not violate or breach, or cause Employer to violate or breach, any such legal or regulatory obligations or requirements.

5.	Miscellaneous.

A.	The obligations of Employee under this Separation Agreement are personal and may not be assigned or delegated to any other person. The obligations of Employee under this Separation Agreement shall be binding upon Employee’s heirs, personal representatives and successors in interest, and shall inure to the benefit of the Employer, the Released Parties, any of their successors, representatives and assigns.

B.	The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

C.	This Separation Agreement shall be assignable by Employer, in whole or in part without the Employee’s prior consent.

D.	This Separation Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matters hereof and any and all prior discussions, negotiations, commitments, letters of intent, memoranda, writings and understandings related hereto are hereby superseded. This Separation Agreement can be amended only by a written agreement executed by each party hereto.

E.	This Separation Agreement shall be governed by the laws of the State of New York, without regard to the application of conflicts of laws principles. This Separation Agreement may be executed in multiple originals or counterparts and is effective upon signature of the parties. Any dispute regarding this Separation Agreement shall be resolved in accordance with Section 11 of the Employment Agreement, the terms of which are incorporated herein.

F.	Each term and condition of this Separation Agreement shall be considered severable, and if, for any reason, any provision or provisions, or portions thereof, are determined to be invalid, overbroad, or unenforceable for any reason, such provision or provisions shall be deemed modified or may be reformed by a court of competent jurisdiction, to the extent required to render it valid, enforceable and binding, and such determination shall not affect the validity or enforceability of any other provision of this Separation Agreement. In the event that such an invalid, excessively broad, or otherwise unenforceable provision cannot be modified or reformed such that it may be enforced, then said court shall, only to the extent necessary, strike or sever the invalid, excessively broad or unenforceable provision and enforce the remaining provisions of this Separation Agreement.

G.	In the event Employee breaches any of his obligations or terms as set forth in this Separation Agreement or any representations and warranties contained in this Separation Agreement or in the event the Employer seeks enforcement of any term, obligation, representation or warranty set forth in this Separation Agreement, Employer shall be relieved of its obligations to Employee under this Agreement, including but not limited to its payment obligation(s) of the Separation Benefits.

H.	This Separation Agreement and the presentment of this Separation Agreement to Employee shall not in any way be construed as an admission by Employer that it has in any way acted wrongfully or that any particularized claim exists with respect to Employee or any other person or entity or that Employee has any causes of action or rights of action whatsoever against Employer.

I.	Employee agrees and acknowledges that the amount being paid to him, as referenced herein, by Employer is fair, reasonable and adequate and constitutes good and valuable consideration based on his independent evaluation and diligence.

6.	ACKNOWLEDGMENT. Employee represents, warrants and agrees that he: (i) fully understands his rights to discuss all aspects of this Separation Agreement with an attorney of his choice; (ii) to the extent, if any, that he desires, he has availed himself of these rights; (iii) has carefully read and fully understands the provisions of this Separation Agreement; and (iv) has entered into and executed this Separation Agreement without duress or coercion from any source.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

DR. JAMES A. HAYWARD	APPLIED DNA SCIENCES, INC.

By: /s/ James A. Hayward	By: /s/ Judy Murrah

Name: James A. Hayward, Ph.D.	Name: Judy Murrah

Dated: 6/16/2025	Title: Chief Operating Officer

Dated: 6/16/2025

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